                                                                      Exhibit 16

August 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Alaska Air Group, Inc.'s Form 8-K dated August 13, 2004, and have the following comments:

1. We agree with the statements made in the fourth sentence of paragraph 1, paragraph 2, paragraph 3 and the first two sentences of paragraph 5.

2. We have no basis on which to agree or disagree with the statements made in the first three sentences of paragraph 1, paragraph 4, the third sentence of paragraph 5 and paragraph 6.

Yours truly,